UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2008

Industrial Enterprises of America, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32881	13-3963499

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
651 Holiday Drive, Suite 300, Pittsburgh, Pennsylvania 15220
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (412) 928-2056

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
As previously disclosed, on October 11, 2007, Industrial Enterprises of America, Inc., a Nevada corporation (the “Company”), and its subsidiaries, Unifide Industries, Limited Liability Company, a New Jersey limited liability company, Pitt Penn Oil Co., LLC, an Ohio limited liability company, EMC Packaging, Inc., a Delaware corporation, Today’s Way Manufacturing LLC, a New Jersey limited liability company, and Pitt Penn Holding Co., LLC, an Ohio limited liability company (the subsidiaries (“Subsidiaries”) together with the Company, collectively, the “Borrowers”), entered into a Credit Agreement, as amended (the “Credit Agreement”) and a promissory note (the “Note”) with Sovereign Bank (the “Lender”) in connection with a revolving credit line facility. Pursuant to the terms of the Credit Agreement, the Lender may make revolving credit loans to the Borrowers, on a joint and several basis, in an aggregate principal amount not to exceed $5,000,000.
As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2008, the Company received a notice of default under the Credit Agreement on February 12, 2008. As a result of the default, the Lender notified the Company that it would no longer make any loans or advances to the Company, the Lender increased the rate of interest to the default rate under the Credit Agreement and the Lender revised certain terms of the Credit Agreement relating to Eligible Accounts, Eligible Inventory and Borrowing Base. The Lender further reserved the right to exercise all other remedies under the Credit Agreement, the First Continued, Amended and Restated Security Agreement dated October 11, 2007 and the Note (collectively the “Loan Documents”), including the right to declare all outstanding borrowings immediately due and payable.
As previously disclosed in its Current Report on Form 8-K filed with the SEC on May 30, 2008, on May 23, 2008, the Borrowers entered into a Forbearance Agreement with the Lender (the “Forbearance Agreement”), pursuant to which the Lender agreed to forbear from further exercising its rights under the Loan Documents until October 30, 2008 (the “Forbearance Termination Date”), or earlier in the event of a default under the Forbearance Agreement.
The Company is continuing to work with the Lender on a more definitive resolution to its financing issues.
The foregoing summary of the Forbearance Agreement and the Credit Agreement are not complete and are qualified in their entirety by reference to the full text of the Forbearance Agreement and the Credit Agreement. A copy of the Forbearance Agreement is attached to the Company’s Current Report on Form 8-K filed on May 30, 2008, as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principle Officers.
On September 4, 2008, as part of the Company’s overall strategy to reduce operating expenses, several employees were terminated, including Robert “Dan” Redmond from the positions of President and Chief Operating Officer of the Company, effective as of the same date.
Additionally, on September 4, 2008, Robert Casper, a member of the Board of Directors of the Company, was asked by the Company to resign as a Director, effective as of the same date. Mr. Casper tendered his resignation as requested, effective immediately. Mr. Casper’s resignation was due solely to our request and not a result of any disagreement with the Company. Mr. Casper was Chairman of the Board of Directors and a member of the Company’s Audit Committee.
Neither Mr. Redmond nor Mr. Casper has been replaced as of the date of the filing of this Current Report on Form 8-K.
Section 8 — Other Events
Section 8.01-— Other Events
The Company is disclosing that, within the next 10 business days, its management is planning on reorganizing Pitt Penn Holding Co., LLC (“Pitt Penn Holding”) from an Ohio limited liability company to a Delaware corporation. All of the existing Subsidiaries would then be organized as Pitt Penn Holding’s wholly owned subsidiaries, with Pitt Penn Holding being wholly owned by the Company. Pitt Penn Holding will have a separate board of directors, including outside directors.
The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 8.01.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc. (Registrant)
September 10, 2008
	By:	/s/ James W. Margulies
James W. Margulies
Chief Executive Officer